Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina (336) 783-3900 FAX (336) 789-3687

Press Release

For Immediate Release	For additional information, please contact:
April 22, 2004	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports First Quarter Profits of $412,285

MOUNT AIRY, NC — Mount Airy-based Surrey Bancorp (the “Company”) announced today that the company had posted earnings of $412,285 or $.29 per fully diluted share for the first quarter of 2004. This represents a 25 percent increase in profitability from the first quarter of 2003, when the company reported earnings of $330,332 or $.27 per fully diluted share. The improvements in earnings were the result of higher net interest income and fee income over the previous period.

Total assets were $144,711,045 at March 31, 2004, an increase of 33 percent from the $108,941,261 reported as of March 31, 2003. Net loans increased 31 percent to $125,149,895 compared to $95,847,690 at the end of the first quarter of 2003. Asset quality remained strong with delinquency levels and loan losses below industry averages. Loan loss reserves were $2,122,068 or 1.69 percent of total loans as of March 31, 2004. Total deposits increased to $122,074,408 at the end of the first quarter, a 33 percent increase from the first quarter of 2003.

Surrey Bancorp (Stock Symbol SRYB) is a bank holding company located at 145 North Renfro Street, Mount Airy, North Carolina. The Company operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 108 Heatherly Creek Drive in Pilot Mountain, North Carolina and 303 South Main Street in Stuart, Virginia. The Company is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The company also provides full-service brokerage and investment advice through an association with UVest Financial Services. Surrey Bancorp also owns Friendly Finance, LLC, a sales finance company located in Dobson, North Carolina.

###